FACTORING AGREEMENT

                           ROSENTHAL & ROSENTHAL, INC.

                                  1370 BROADWAY
                              NEW YORK, N.Y. 10018

                               New York, New York               October 19, 1999


CANDIE'S, INC.
2975 Westchester Avenue
Purchase, NY 10577


THE FOLLOWING IS THE AGREEMENT UNDER WHICH WE ARE TO ACT AS YOUR SOLE FACTOR:


     1. You hereby sell and assign to us, making us absolute owner thereof, all of your accounts, contract rights, and all other obligations to you, now existing or hereafter arising, for the payment of money arising out of the sale of goods or rendition of services ("receivables"), together with all proceeds thereof, all security and guarantees therefor, and all of your rights to any goods and property represented thereby. We shall have all the rights of an unpaid seller of any goods, the sale of which gives rise to each receivable, including the right of stoppage in transit, reclamation and replevin. Upon each sale of goods or rendition of services, you shall execute and deliver to us such further and confirmatory assignments of your receivables as we require, in form and manner satisfactory to us, together with copies of invoices and all shipping or delivery receipts and such other proof of sale and delivery or performance as we from time to time may require. You will make appropriate notations upon your books and ledgers indicating the sale and assignment of your receivables to us. All invoices or other statements to customers evidencing receivables shall be mailed at your expense whether mailed by you or at our option by us and shall clearly state in a manner satisfactory to us that each such receivable has been assigned to us and is payable to us only.

     2. Before accepting or filling any order from any customer, the amount and terms of sale are to be submitted to us for our credit approval, which approval must be in writing and shall be limited to the specific terms and amounts described therein. We reserve the right to withdraw such credit approval at any time before delivery or performance and, in any event, a credit approval shall be deemed to be withdrawn if full delivery or performance is not made within 30 days after the delivery or shipment date specified in the terms of sale submitted for such approval, or, if no such delivery or shipment date is specified, within 30 days of the date of such credit approval, or as may be otherwise stated in such credit approval. On sales approved and accepted by us, we shall assume the credit risk, being responsible only for the financial inability of your customers to pay at maturity, such assumption of credit risk going into effect upon delivery or performance, and acceptance of the goods or services by such customer, without dispute. We shall not be responsible for any nonpayment of a receivable because of the assertion of any claim or dispute by a customer or the exercise of any counterclaim or offset (whether or not such claim, dispute, counterclaim or offset relates to the specific receivable) or where nonpayment is a consequence of enemy attack, civil commotion, the acts or restraint of public authorities, acts of God or force majeure, or if any warranty made by you to us in respect of such receivable has been breached, or if you fail to provide us, upon our request, with copies of invoices and shipping or delivery receipts or such other proof of sale and delivery or performance as we may from time to time require. We shall have no liability of any kind for refusing to give or for withdrawing credit approval pursuant to the terms of this Agreement, or for exercising or refusing to exercise any rights or remedies we have under this Agreement or otherwise. Any sale of goods or rendition of services made by you which is not approved in writing by us as to credit shall be known as a C.R. (Client's risk) receivable (each a "CR Receivable" and collectively the "CR Receivables"). All CR Receivables are assigned to and purchased by us are with full recourse to you and at your credit risk, but are otherwise subject to the covenants, terms and conditions provided herein in respect of approved receivables on which we have assumed the credit risk. We shall have the right to charge back to your account the amount of CR Receivables after their maturity and you agree to pay us upon demand the amount thereof, together with all expenses including collection charges and other collection and attorneys' fees incurred by us


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up to the date of such  payment in  attempting  to  collect or enforce  any such payment and in attempting to collect or enforce any such receivable. In addition, if we, at your request, in our discretion, file a proof of claim in any insolvency proceeding with respect to a CR Receivable and/or forward such CR Receivable to an attorney or agency for collection, we shall charge your account with an amount equal to ten percent of the CR Receivable at the time such CR Receivable or claim is so filed or forwarded and, in addition, any other charges incurred by us thereafter shall be charged to your account.

     3. Any goods rejected or returned by any customer shall be our property held by you in trust for us separate and apart from any other goods, and upon demand shall forthwith be delivered to us or disposed of by you at our direction and without charge to us. You shall report to us in writing all disputes and claims made by your customers, and the return of or offer to return any goods, and you will promptly settle all such claims and disputes at your expense. As absolute owner of each receivable, we may in our sole discretion enforce, upon no less than three days notice to you effect any compromise, settle and adjust any receivable, in our name or yours, without affecting or limiting your obligation to us under this Agreement, and whether or not any such receivable shall have been charged back. We reserve the right at any time to charge back to your account the full amount of the receivable involved in any claim, dispute or return asserted by your customer, and you agree to pay us upon demand the full amount thereof. The charge back to your account of the amount of any receivable shall not be deemed a reassignment thereof to you and title thereto, to the proceeds thereof, to all security and guarantees therefor and to your interest in the goods represented thereby, shall remain in us. You shall indemnify us for, and hold us harmless against, any loss, liability, claim or expense of any kind arising from any claims of, or disputes with, your customers as to terms, price, quality, or otherwise, with respect to receivables, including, without limitation, any claim for a return of any payments thereunder and any and all expenses and attorney's (whether in-house or outside) fees incurred by us in collecting or attempting to collect any receivables charged back to you.

     4. If any checks, drafts, notes, acceptances, cash collections or payments in any form shall be received by you on receivables, you will immediately transmit and deliver them to us in the identical form received. You agree that we and any such person or entity as we may from time to time designate, shall have the right to sign and/or endorse your name on all remittances and all papers, bills of lading, receipts, instruments and documents relating to the receivables and the transactions between us. We shall have the right to deposit any checks or other remittances received on receivables regardless of notations or conditions placed thereon by your customers or deductions reflected thereby and to charge the amount of any such deductions to your account.

     5. As to each receivable assigned to us, you hereby warrant that: (i) it is a bona fide existing obligation created by the sale and actual delivery of goods or the rendition of services to customers in the ordinary course of business, which you then own free of liens and encumbrances, and which is then unconditionally owing to you without defense, offset or counterclaim; and (ii) the customers have received and will accept the goods or services, and the invoices therefor, without dispute or claim of any kind. You hereby warrant that you are solvent, that you have full right and authority to sell and assign to us and to grant to us a security interest in your receivables, that you have not granted a security interest therein or in any of your inventory to any other party and that you will not hereafter grant any security interest therein or in any of your inventory, other than to us, at any time during the term of this Agreement and until the security interests granted hereunder have been terminated. You further represent and warrant that your name, place of business, chief executive office and location of your books and records relating to your receivables is as you are addressed above and you agree to notify us promptly of any change in such or in your corporate or business structure. You also warrant to us that (and at our request, you shall provide assurances acceptable to us that) your computer based systems are Year 2000 Compliant. "Year 2000 Compliant" shall mean that neither performance nor functionality of any computer hardware or software is affected by dates prior to, during or after the Year 2000. In particular: (a) no value for current date will cause any interruption in operation; (b) date based functionality must behave consistently for dates prior to, during and after the Year 2000; (c) in all interfacing and data storage, the century in any date must be specified either explicitly or by unambiguous algorithms or inferencing rules; and (d) Year 2000 must be recognized as a leap year. You warrant that (i) you have identified to us all tradenames, tradestyles or other assumed or fictitious business names (sometimes referred to as "DBA" or "doing business as" names) that you use; (ii) you will advise us in writing if you commence using any other such names in the future; and (iii) upon our request therefor, you will provide to us evidence of your registration of all such names in all jurisdictions in which such registration is required by law. You warrant that at all times you shall have (i) Tangible Net Worth in an amount not less than $15,000,000 and (ii) Working Capital of not less than $12,000,000.

     For the purpose hereof the following terms shall have the following definitions:

     "Current Assets" at a particular date shall mean your cash accounts and inventory providing however, that such


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amounts shall not include any amounts for any indebtedness  owing by any of your affiliate.

     "Current Liabilities" at a particular date shall mean all amounts which would, in conformity with GAAP, be included under current liabilities or duplications, the amounts of (a) all indebtedness payable on demand, or at the option of the person or entity to whom such indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any indebtedness (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date,
(c) all reserves in respect of liabilities or indebtedness payable on demand or, at the option of the person or entity to whom such indebtedness is owed, not more than twelve (12) months after such date, the validity which is not contested to such date, (d) all accruals for federal or other taxes measured by income payable within twelve (12) months of such date and (e) all outstanding indebtedness to us.

     "GAAP" shall mean generally accepted accounting principles in the United States of America in effect on the date hereof.

     "Tangible Net Worth" shall mean, at a particular date (a) the aggregate amount of all of your assets as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP, less (b) the aggregate amount of all of your liabilities (excluding subordinated liabilities to us) determined in accordance with GAAP.

     "Working Capital" shall mean the excess, if any, of Current Assets less Current Liabilities.

     6. (a) For our services hereunder, we shall receive a factoring commission equal to 0.5% of the gross invoice amount of each receivable, which commission shall be due and payable by you as at the date a receivable arises, and shall then be chargeable to your account with us except for those receivables due from a customer (or any affiliates or subsidiaries thereof) listed on the Special Accounts Schedule submitted herewith and/or from time to time hereafter, for which the commission on such receivables shall be increased by an amount equal to the surcharge set forth on the said Special Accounts Schedule to the extent of the amount credit approved, which commission shall be due and payable and chargeable to your account with us as at the date a receivable arises. On sales assigned as C.R. Receivables our commission shall be 0.25%. The minimum factoring commission on each invoice in respect of any receivable shall be $2.00.

     (b) Our charge specified in paragraph 6(a) hereof is based upon maximum selling terms of sixty (60) days, and no more extended terms or additional dating shall be granted by you to any customer without our prior written approval (which approval is hereby granted for maximum selling terms of ninety
(90) days for sales to (i) SHOEBOX and (ii) S & J SHOES). If such approval is given by us, then for each additional thirty days or part thereof of such extended terms or additional dating, our charge with respect to the receivables covered thereby shall be increased by an amount equal to the greater of (i) one quarter of one percent (.25%) of the invoice amount of such receivable; or (ii) twenty-five percent (25%) of the charge specified in paragraph 6(a) hereof.

     (c) The minimum aggregate factoring commissions payable under this Agreement shall be $480,000 the Initial Term and $240,000 for each contract year thereafter, which to the extent of any deficiency (after giving effect to commissions payable and other charges under the foregoing subparagraphs), shall be chargeable to your account with us on an annual basis.

     (d) Should we open letters of credit or issue guarantees for your account, we shall receive a commission equal to 0.25% of the face amount of such letters of credit or guarantees plus an additional 0.125% for each 30 days or portion thereof that the letter of credit (or any resulting acceptance) or guarantee remains undrawn and/or outstanding and/or unpaid plus preparation fees and bank charges. We shall establish a reserve equal to 40% of the face amount of any undrawn and/or outstanding and/or unpaid letters of credit or guarantees.

     (e) You shall pay to us an annual facility fee equal to 1/4 of 1% of the Maximum Credit Facility (which shall be fully earned on the date hereof and each anniversary of the date hereof (each an "Anniversary Date")) which amount shall be payable for each year as follows: (a) fifty (50%) percent on, respectively, the date hereof and on the first day of each Anniversary Date and (b) the balance, for each respective year, in six equal successive monthly installments commencing on the first day of the seventh month following, respectively: (i) the date hereof and (ii) each Anniversary Date.

     7. (a) The purchase price for each receivable shall be the invoice amount of the receivable, less returns (whenever


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made), less all selling discounts (at our option,  calculated on shortest terms)
and credits or deductions of any kind allowed or granted to or taken by the customer at any time, except in the ordinary course of business, and less our commission provided for herein. No discount, credit or allowance with respect to the receivables shall be granted by you to any customer, and no return of goods shall be accepted by you without our prior written consent. A discount, credit or allowance may be claimed only by the customer. All amounts collected against the receivables shall be credited to your account adding three (3) banking days for collection and clearance of remittances.

     (b) If you require funds from time to time, we will advance to you, at our discretion, up to (i) eighty-two and one half percent (82.5%) of the net amount of receivables purchased by us and (ii) up to sixty (60%) of the amount of Eligible Inventory (determined at the lower of cost or market). "Eligible Inventory" shall mean inventory of finished goods on premises (or in warehouses within the continental United States), in which we have a first and only perfected security interest, and at all times shall be acceptable in all respects to us in our sole discretion. Standards of eligibility of inventory may be fixed and revised from time to time solely by us in our exclusive and sole discretion. In no event, however, shall all advances made by us to you hereunder, plus all letter of credit or guaranty accommodations made by us to you plus all advances made by us to Bright Star Footwear, Inc. ("Bright") pursuant to the Factoring Agreement between us and Bright dated of even date herewith plus all letter of credit or guaranty accommodations made by us to Bright exceed $35,000,000 at any one time outstanding (the "Maximum Credit Facility"). You will be charged with interest on all sums paid, advanced or charged to you at a rate equal to eight and three fourths percent (8.75%) per annum upon the average daily debt cash balance in your account. That portion of advances made by us to you which is in excess of the above stated percentage of your receivables shall bear interest at a per annum rate which is 2.5% in excess of such interest rate. The rates of interest and discount provided for in this paragraph 7 shall be increased or decreased by one eighth of one percent (1/8 of 1%) per annum for each increase or decrease respectively of one eighth of one percent (1/8 of 1%) per annum that is hereafter made in the prime rate of The Chase Manhattan Bank (the "Bank") as announced by the Bank from time to time ("Prime Rate"), such change to become effective when and as the Prime Rate shall change. The Prime Rate may not be the lowest or best rate charged by the Bank. Notwithstanding the foregoing, in no event shall the rate of interest agreed to by or charged to you hereunder exceed the maximum rate of interest permitted to be so agreed or charged under the law of the jurisdiction whose laws are applicable to such rate of interest. We shall have the privilege of remitting to you at any time any amount standing to your credit on our books. The present Prime Rate is 8.25% per annum.

     (c) About fifteen (15) days after the end of each month, we will render to you a statement with respect to the receivables purchased by us during the previous month, together with advances and charges made to your account under this Agreement. In addition to any other amounts chargeable to your account, your account shall be charged with our expenses consisting of postage on invoices, bank wire and similar charges and in addition all expenses and costs from time to time hereafter incurred by us during the course of periodic examinations of your books and records, and operations, plus a per diem charge at our then standard rate per person, per day, for our examiners in the field and office. Our current standard rate is $500.00 per person, per day. We may, at our discretion, charge your account with a fee for all trial balances and sales summaries we prepare at your request. All statements, reports or accountings rendered or issued by us to you, including such trial balances and sales summaries, shall be deemed accepted and be finally conclusive and binding upon you unless you notify us to the contrary by registered or certified mail within sixty (60) days after the date such statement, report or accounting is sent to you.

     (d) If any payment or recovery is received from or on behalf of a customer which is an account debtor on both approved and CR Receivables, any such payment or recovery may be first applied to the approved receivables notwithstanding (i) any notation to the contrary on or with respect thereto, (ii) the payment terms thereof, (iii) the due date thereof, or (iv) whether such payments were made in the ordinary course of business or otherwise.

     8. As collateral security for any and all of your (and your subsidiaries and affiliates) indebtedness and obligations to us and to each of our subsidiaries and affiliates, whether matured or unmatured, absolute or contingent, now existing or that may hereafter arise (including under indemnity or reimbursement agreements or by subrogation), and howsoever acquired by us, whether arising directly between us or acquired by us by assignment, whether relating to this Agreement or independent hereof, including all obligations incurred by you to any other concern factored or financed by us (collectively, the "Obligations"), you grant to us a security interest in all of your accounts, contract rights and general intangibles (whether or not specifically assigned to us), now existing and hereafter arising, and in the proceeds thereof, any security and guarantees therefor, in the goods and property represented thereby, in all of your books and records relating to the foregoing, in all sums of money at any time to your credit with us, all your present and future claims against us under or in connection with this Agreement and any of your property at any time in our possession. All Obligations shall be due and payable on demand, and you hereby irrevocably authorize and direct us to charge at any time to your account any Obligations, and to pay any Obligations owing to any of our subsidiaries or affiliates by so charging your



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account.  You  agree  to  execute  financing  statements  and any and all  other instruments and documents that may now or hereafter be provided for by the Uniform Commercial Code or other law applicable thereto reflecting the security interests granted to us hereunder ("Financing Statements"). You authorize us to file the Financing Statements without your signature, signed only by us as a secured party, to reflect the security interests granted to us hereunder. You shall be liable for, and we may charge your account with, all costs and expenses of any public record filings including Financing Statements (including any filing or recording taxes), the making of lien searches, and any attorney's (whether in-house or outside) fees which may be incurred by us in administering this Agreement and protecting, preserving and enforcing our security interests and rights hereunder.

     9. You shall maintain your books, records and accounts in accordance with sound accounting practice. You agree to furnish us with balance sheets, statements of profit and loss, interim financial statements and such other information regarding your business affairs and financial condition as we may from time to time reasonably request, including audited statements within 90 days after the end of each of your fiscal years, in such detail and scope as we may require, prepared and certified by independent Certified Public Accountants acceptable to us. All such statements and information shall fairly present your financial condition as of the dates, and the results of your operations for the periods, for which the same are furnished.

     10. (a) This Agreement shall commence on the date hereof, and shall continue until October 31, 2001 (the period from the date hereof is herein referred to as the Initial Term), and automatically from year to year thereafter, unless you give us notice in writing, by registered or certified mail, not less than sixty days prior to the expiration of the original term of this Agreement (or any renewal term thereof), of your intention to terminate this Agreement as at the end of such term, with the understanding that we may terminate this Agreement at any time upon not less than ninety days notice to you by registered or certified mail. If you or any guarantor, endorser or other person liable on the Obligations (each a "Guarantor") becomes insolvent or unable to meet your or its debts as they mature, or fail, suspend or go out of business (or, in the case of a Guarantor which is an individual, die) or apply for, consent to, or suffer the appointment of a receiver, trustee or custodian (or similar person) for you or any Guarantor or any of your or any Guarantor's property, make an assignment for the benefit of creditors, or commence or become the subject of a case or proceeding under any federal bankruptcy law, or if any Guarantor terminates or sends notice of termination of its guaranty of the Obligations, or if you shall be in default under this Agreement or under any other agreement with us or any Obligations to us, or if Neil Cole ceases to function as your Chief Executive Officer, then notwithstanding the foregoing, we shall have the right to terminate this Agreement at any time without notice. Our rights and your Obligations arising out of transactions having their inception prior to the termination date shall not be affected by any termination or notice thereof. Termination of this Agreement shall not become effective in respect of the liens and security interests granted to us hereunder until you have fully paid and discharged any and all of your Obligations to us, and you shall continue to furnish confirmatory assignments and schedules of receivables assigned to us and all proceeds in respect thereof. After the giving of any notice of termination hereunder and until the full liquidation of your account and the payment in full of all Obligations, you shall not be entitled to receive any equities or payments from us, to the extent we are obligated to make payments to you under this Agreement. From and after the effective date of termination, all amounts charged or chargeable to your account hereunder, and all your Obligations to us, shall become immediately due and payable without further notice or demand.

     (b) Should you desire to terminate this Agreement other than as specifically provided herein, as a condition to such termination, you shall pay to us, in addition to any other fees payable pursuant to this Agreement, additional liquidated damages as follows:

          i) during the period commencing on the first day of this Agreement through and including the last day of the third month of this Agreement, an amount equal to three (3%) percent of the average outstanding daily balance of advances in your account with us, during the period from the date of this Agreement through and including the date of such termination;

          ii) during the period commencing on the first day of the third month through and including the last day of the twelfth month of this Agreement, an amount equal to three (3%) percent of the average outstanding daily balance of advances in your account with us, during the three month period immediately preceding the date of such termination;

          iii) during the period commencing on the first day of the thirteenth month through and including, the last day of the eighteenth month of this Agreement, an amount equal to two (2%) percent of the average outstanding daily balance of advances in your account with us, during the three month period immediately preceding the date of such termination;



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          iv)during  the period  commencing  on the first day of the  nineteenth month through and including the last day of the twenty-forth month of this Agreement, an amount equal to one and one half (1 1/2%) percent of the average outstanding daily balance of advances in your account with us, during the three month period immediately preceding the date of such termination.

     11. This Agreement is deemed made in the State of New York and shall be governed, interpreted and construed in accordance with the laws of the State of New York. No modification, waiver or discharge of this Agreement shall be binding upon us unless in writing and signed by us. If at any time we should fail to exercise any right or remedy hereunder, it shall not constitute a waiver on our part of exercising the same or any other right or remedy at any subsequent time. If any taxes are imposed upon, or if we shall be required to withhold or pay any tax or penalty because of or in connection with any transactions between us under this Agreement, you agree to indemnify us and hold us harmless in respect thereof. This Agreement embodies our entire agreement as to the subject matter and supersedes all prior agreements (whether oral or written) as to the subject matter. Trial by jury is hereby waived by each of us in any action, proceeding or counterclaim brought by either of us against the other on any matters whatsoever arising out of or in any way connected with this Agreement or the relationship created hereby, and you hereby consent to the jurisdiction of the Supreme Court of the State of New York (or the Civil Court of the City of New York if such matters be within its jurisdiction), and of any Federal Court in such State, for a determination of any dispute as to any such matters. In connection therewith, you hereby waive personal service of any summons, complaint or other process and agree that service thereof may be made by registered or certified mail directed to you at your address set forth above, or such other address as shall have previously been communicated to us by registered or certified mail. Within thirty days after such mailing, you shall appear or answer to such summons, complaint or other process. In the event we shall retain counsel for the purpose of enforcing the performance, payment or collection of any of the Obligations, then and in that event you agree to pay the reasonable fees of our counsel, plus any and all reasonable expenses and disbursements incurred in connection therewith and/or incidental thereto. Our books and records shall be admissible as prima facie evidence of the status of the account between us. This Agreement shall be binding upon and inure to the benefit of each of us and our respective heirs, executors, administrators, successors and assigns.


                             ROSENTHAL & ROSENTHAL, INC.


                             By: /s/ JERRY SANDAK
                                -----------------------------------------------
                             Name and Title: Jerry Sandak, Sr. Exec. Vice Pres.



The foregoing is acknowledged,
accepted and agreed to:

CANDIE'S, INC.



By: /s/ NEIL COLE, CEO
   -----------------------------



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